Because of the electronic format for filing Form N-SAR does not provide adequate space for responding to Item #15, the additional answers are as follows:

Item 15  Additional Sub-custodians:

ING Bank Ukraine, Kiev, Ukraine
State Street Bank and Trust Company U.K. Branch,
United Kingdom
Banco Itau S.A., Montevideo, Uruguay
Citibank, N.A., Caracas, Venezuela
The Hongkong and Shanghai Banking Corp. Limited,
Ho Chi Minh City, Vietnam
Barclays Bank of Zambia PLC, Lusaka, Zambia
Barclays Bank of Zimbabwe Limited, Harare, Zimbabwe
Citigroup Pty. Limited, Melbourne, Australia
HSBC Bank Middle East Limited, Kuwait City, Kuwait
HSBC Bank Middle East Limited, Dubai,
United Arab Emirates
Credit Suisse, Zurich, Switzerland
HSBC Bank Middle East Limited, Abu Dhabi,
United Arab Emirates

Type of Custody:  Foreign Custodian Rule 17f-5